Putnam Tax Free High Yield Fund Semi Annual Report
1/31/16

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A    16,729
Class B       221
Class C     1,209
Class M       172

72DD2

Class Y     3,089


73A1

Class A   0.268696
Class B   0.230231
Class C   0.220928
Class M   0.252061

73A2

Class Y	0.283066


74U1

Class A   61,900
Class B      959
Class C    5,587
Class M      691

74U2

Class Y	12,003


74V1

Class A    12.61
Class B    12.63
Class C    12.64
Class M    12.61

74V2

Class Y	 12.66

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.